UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 10, 2008

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52247	20-3200738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Challenger Road, Ridgefield Park, NJ	07660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 708-9801

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 10, 2008, Vector Investment Fund LLC (the “Borrower”), an entity controlled by Yaron Eitan, the Chief Executive Officer, President and member of the Board of Directors of Vector Intersect Security Acquisition Corp. (the “Company”), entered into a note purchase agreement (“Purchase Agreement”) by and among the Borrower, the Company and Centurion Credit Group Master Fund L.P. (the “Lender”) pursuant to which the Lender agreed to provide a loan to the Borrower in the principal amount of up to $12 million (the “Loan”).  Pursuant to the Purchase Agreement, the proceeds of the Loan will be utilized to purchase shares of the Company’s common stock (the “Shares”) from a limited number of its public stockholders, at a price per share not exceeding the liquidation value of each public share, determined upon amounts held in the Company’s trust account.

The Company previously distributed to its stockholders a Definitive Proxy Statement on Schedule 14A (“Proxy Statement”) with respect to a special meeting of stockholders scheduled for December 19, 2008 (“Special Meeting”) to approve the acquisition of Cyalume Technologies, Inc. (“Cyalume”).

In connection with the Loan, the Company agreed, pursuant to a separate agreement, to purchase the Shares from the Borrower, concurrent with the closing of the Company’s acquisition of Cyalume (the “Acquisition”), at a purchase price equal to the aggregate principal amount of the Note, reflecting the aggregate purchase price for the Shares.  The proceeds from the sale of the Shares will be applied by the Borrower to repay the Loan. The Loan bears interest at a rate of 18% per annum.  The Company has agreed to pay on the closing of the Acquisition any accrued interest due on the senior promissory note issued by the Borrower (the “Note”).  In connection with the Loan, Cyalume paid the Lender a $200,000 commitment fee, $20,000 of prepaid interest on the Note and $50,000 of the Lender’s legal fees.  The Lender also received 40,000 shares of the Company’s common stock and three-year warrants to purchase 100,000 shares of Company’s common stock exercisable at an exercise price of $8.00 per share, subject to adjustment in certain events, and has been granted certain demand and piggyback registration rights with respect to the 40,000 shares and the shares issuable upon exercise of the warrants.

The Loan is due the earlier of (i) five (5) business days following the Acquisition or (ii) in the event the Acquisition is not approved at the Special Meeting, on the first date that any funds are released from the Company’s trust account in connection with the liquidation and dissolution of the Company.  In the event that the acquisition of Cyalume is not approved at the Special Meeting, in connection with the liquidation and dissolution of the Company, the Lender will be entitled to receive the liquidation value of the Shares in satisfaction of the Loan.  In addition, if the Loan is not repaid by the earlier of the 90th day following the stockholder vote, or March 26, 2009, the Borrower is obligated to pay the Lender $10,000 per day.

In connection with the Purchase Agreement, as security for the repayment of the Loan, the Lender has been granted a security interest in the Shares and Mr. Eitan’s interest in the Borrower, as its sole member, pursuant to the terms of the stock pledge agreement and security agreement, respectively.  The Company has not entered into any pledge or guarantee with respect to the Loan.  The Shares will be held in escrow pursuant to the terms of an escrow agreement, to which the Company is a party, pending the repayment of the Loan.

Item 2.03  Creation of a Direct Financial Obligation.

Please see disclosures made pursuant to Item 1.01 herein regarding the Letter Agreement.

Item 8.01  Entry into a Material Definitive Agreement.

As described in the Proxy Statement, the Company agreed to disclose the details of purchases of its common stock by the Company, Cyalume or affiliates of either of them after the mailing of the Proxy Statement, but before the Special Meeting.

On December 12, 2008, the Borrower purchased 662,500 shares of the Company’s common stock at $8.00 per share in a privately negotiated transaction, for a total purchase price of $5,300,000.

On December 15, 2008, the Borrower purchased 836,500 shares of the Company’s common stock at approximately $8.01 per share in a privately negotiated transaction, for a total purchase price of $6,699,612.15.

The total draw down of the Loan in connection with these two purchases is $11,999,612.15. A total of 1,499,000 shares of the Company’s common stock have been acquired by the Borrower between these two purchases, which shares represent approximately 20.5% of the Company’s public shares.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement dated December 10, 2008

10.2	Letter Agreement dated December 10, 2008

10.3	Escrow Agreement dated December 10, 2008

10.4	Warrant to Purchase Common Stock of Vector Intersect Security Acquisition Corp. dated December 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR INTERSECT SECURITY ACQUISITION CORP.

Dated: December 16, 2008	By:	/s/ Yaron Eitan
Yaron Eitan
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Note Purchase Agreement dated December 10, 2008

10.2	Letter Agreement dated December 10, 2008

10.3	Escrow Agreement dated December 10, 2008

10.4	Warrant to Purchase Common Stock of Vector Intersect Security Acquisition Corp. dated December 10, 2008